Exhibit 99.1

Company Contact:	Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports Fiscal 2007 First Quarter Financial Results —
— First Quarter Net Revenues Increase 2% to $552.5 million —
— First Quarter Earnings Per Share of $0.02 —
— Company Revises Fiscal 2007 Guidance —
Huntington Beach, California, March 8, 2007 — Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the first quarter ended January 31, 2007. Consolidated net revenues for the first quarter of fiscal 2007 increased 2% to $552.5 million from $541.1 million in the first quarter of fiscal 2006. Consolidated net income for the first quarter of fiscal 2007 amounted to $2.5 million compared to $18.6 million in the first quarter the year before. First quarter fully diluted earnings per share was $0.02 compared to $0.15 for the first quarter of fiscal 2006.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are obviously very disappointed with our recent results and our guidance revision for fiscal 2007. Feedback on the wintersports season, which was the worst in decades, has further deteriorated over the last several weeks. We are experiencing poor reorders, heavy markdowns, and a significant reduction in the order book for next season and the effects of that can be expected to continue throughout the year. On a more positive note, Quiksilver, Roxy and DC continue to prosper, all meeting or exceeding plan, and we remain excited about the significant growth opportunities that still exist.”
Net revenues in the Americas increased 9% during the first quarter of fiscal 2007 to $240.6 million from $220.7 million in the first quarter of fiscal 2006. As measured in U.S. dollars and reported in the financial statements, European net revenues decreased 3% during the first quarter of fiscal 2007 to $254.0 million from $261.2 million in the first quarter of fiscal 2006. As measured in euros, European net revenues decreased 11% for those same periods. Asia/Pacific net revenues decreased 2% to $57.2 million in the first quarter of fiscal 2007 from $58.3 million in the first quarter of fiscal 2006.
Consolidated inventories increased 19% to $485.3 million at January 31, 2007 from $406.5 million at January 31, 2006. Consolidated trade accounts receivable increased 15% to $612.9 million at January 31, 2007 from $533.5 million at January 31, 2006.
Bernard Mariette, President of Quiksilver, Inc., commented, “We are working hard to accelerate expense savings and maximize the business opportunities across our entire organization. While we are unhappy with our results and near-term outlook, we believe this past season is a clear aberration that resulted from weather. Rossignol’s prospects for growth remain extremely compelling. At the same time, Quiksilver, Roxy, DC and our entire portfolio of powerful brands continue to lead the industry in terms of design, innovation, product development and marketing. In fiscal 2007, we will further streamline our operations, institute a global sourcing initiative, and take advantage of opportunities to extend our product lines, deepen our distribution, and create new vehicles for growth.”

Quiksilver, Inc. 2007 First Quarter Results
March 8, 2007

The company revised its fiscal 2007 annual revenue guidance to roughly $2.45 billion and its fiscal 2007 annual diluted earnings per share guidance to approximately $0.53.
Mr. McKnight concluded, “There is no question that we have challenges ahead of us this year. At the same time, we remain very confident about our prospects for the future. We believe that we will prove capable of developing a stronger, leaner, more focused business. To our shareholders, we are dedicated to exploring all potential avenues to improve profitability and enhance shareholder value. Our strategy is intact. Rossignol remains the premier mountain brand and continues to represent a tremendous, untapped opportunity. We move forward undeterred in our mission to leverage our position in the outdoor market and to build the reputation and reach of our brands around the globe.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. The Company’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s financial forecast and, earnings guidance. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
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Quiksilver, Inc. 2007 First Quarter Results
March 8, 2007

NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
www.quiksilver.com, www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. 2007 First Quarter Results
March 8, 2007

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2007	2006
Revenues, net	$552,524	$541,142
Cost of goods sold	294,173	292,581

Gross profit	258,351	248,561

Selling, general and administrative expense	239,219	211,305

Operating income	19,132	37,256

Interest expense	15,554	12,591
Foreign currency loss (gain)	1,943	(497)
Minority interest and other (income) expense	(1,691)	(1,226)

Income before provision for income taxes	3,326	26,388

Provision for income taxes	851	7,785

Net income	$2,475	$18,603

Net income per share	$0.02	$0.15

Net income per share, assuming dilution	$0.02	$0.15

Weighted average common shares outstanding	123,049	121,434

Weighted average common shares outstanding, assuming dilution	129,234	127,240

Quiksilver, Inc. 2007 First Quarter Results
March 8, 2007

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,	October 31,
In thousands	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$45,996	$36,834
Trade accounts receivable, less allowance for doubtful accounts of $30,732 (2007) and $32,840 (2006)	612,865	721,562
Other receivables	36,195	35,324
Inventories	485,287	425,864
Deferred income taxes	85,101	84,672
Prepaid expenses and other current assets	55,995	28,926

Total current assets	1,321,439	1,333,182

Fixed assets, net	296,394	282,334
Intangibles, net	251,503	248,206
Goodwill	517,722	515,710
Other assets	44,574	45,954
Assets held for sale	18,506	21,842

Total assets	$2,450,138	$2,447,228

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Lines of credit	$303,059	$315,891
Accounts payable	253,502	220,177
Accrued liabilities	177,712	201,087
Current portion of long-term debt	25,111	24,621
Income taxes payable	¯	2,810

Total current liabilities	759,384	764,586

Long-term debt	679,633	689,690
Deferred income taxes and other long-term liabilities	99,150	100,632

Total liabilities	1,538,167	1,554,908

Minority interest	10,464	11,193

Stockholders’ equity:
Preferred stock	¯	¯
Common stock	1,272	1,264
Additional paid-in capital	284,970	274,488
Treasury stock	(6,778)	(6,778)
Retained earnings	561,534	559,059
Accumulated other comprehensive income	60,509	53,094

Total stockholders’ equity	901,507	881,127

Total liabilities & stockholders’ equity	$2,450,138	$2,447,228

Quiksilver, Inc. 2007 First Quarter Results
March 8, 2007

Information related to operating segments is as follows:

	Three Months Ended January 31,
In thousands	2007	2006
Revenues, net:
Americas	$240,558	$220,718
Europe	253,997	261,152
Asia/Pacific	57,195	58,342
Corporate operations	774	930

	$552,524	$541,142

Gross Profit:
Americas	$96,749	$87,782
Europe	135,324	134,708
Asia/Pacific	25,767	25,812
Corporate operations	511	259

	$258,351	$248,561

SG&A Expense:
Americas	$98,710	$83,819
Europe	101,591	91,455
Asia/Pacific	26,389	22,844
Corporate operations	12,529	13,187

	$239,219	$211,305

Operating Income:
Americas	$(1,961)	$3,963
Europe	33,733	43,253
Asia/Pacific	(622)	2,968
Corporate operations	(12,018)	(12,928)

	$19,132	$37,256